Exhibit 99.1

[LOGO OF NDCHEALTH]

NDCHealth Reports Fiscal First Quarter Results

ATLANTA, October 1, 2003 — NDCHealth Corporation (NYSE: NDC) today announced financial results for its first quarter ended August 29, 2003. Revenue increased to $108.9 million from $100.1 million in the first quarter of fiscal 2003. Net income in the first quarter of fiscal 2004 was $7.4 million, or $0.21 per diluted per share, compared with net income of $11.2 million, or $0.32 per diluted share, in the first three months of fiscal 2003.

Results for the first quarter of fiscal 2004 include a restructuring charge of $1.5 million, or $0.03 per diluted share, primarily related to streamlining the organization, including the integration of the TechRx acquisition into NDCHealth. First quarter results were, and full-year 2004 results are expected to be, affected by increased interest expense related to the company’s debt refinancing completed in November 2002 and a step up in corporate and other costs previously disclosed in its fiscal 2003 year-end report.

Net cash provided by operating activities increased to $19.6 million in the first quarter of fiscal 2004, which was more than triple the $6.0 million reported in the same period of fiscal 2003. EBITDA, a key measurement related to NDCHealth’s debt covenants (defined in the company’s credit agreement as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash charges, less minority interest in income and losses), increased to $30.2 million from $29.0 million in the comparable period in fiscal 2003.

“We showed solid progress in executing against the eight quarter plan we announced at the beginning of our fiscal year, highlighted by the growth in revenue and net cash from operating activities during our seasonally slow first quarter,” commented Walter Hoff, chairman and chief executive officer. “Our strategy to increase revenue per claim by selling value-adding solutions that improve our customers’ cash flow and profitability is showing success. We remain focused on controlling our corporate costs and delivering new products and services that will provide additional revenue streams in both our Network Services & Systems and Information Management businesses.

Based on our first quarter results and our current outlook, we have no changes to our previously issued guidance for fiscal 2004. We estimate that revenue will be approximately $475 to $490 million and diluted earnings per share will be in the range of $1.08 to $1.25, including restructuring charges. As we previously disclosed, we expect to incur restructuring charges totaling $0.05 to $0.07 per share in the first half of this year, which includes the $0.03 restructuring charge in the first fiscal quarter. We expect to continue to be a strong generator of cash, with fiscal 2004 net cash provided by operating activities in the range of $105 to $115 million,” Hoff concluded.

Additional information on NDCHealth’s strategies and outlook is available in a Current Report on Form 8-K, Quarterly Report on Form 10-Q and in the company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission (SEC), which can be accessed from the Investor Relations page, SEC Filings section of the company’s website, www.ndchealth.com.

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Conference Call and Webcast

Management will host a conference call for investors to discuss these results on Thursday, October 2, 2003 beginning at 10:00 a.m. Eastern time. The conference call can be accessed by dialing 888-276-9995 and entering ID code 699394. For access via webcast, go to http://webmeeting.att.com and enter meeting number 5114686455 and participant code 254084 when prompted. A replay of the conference call will be available through 11:59 p.m. Eastern time on Friday, October 17, 2003, and can be accessed either via archived webcast at http://webmeeting.att.com, or by dialing 800-475-6701 and entering access code 699394.

About NDCHealth

NDCHealth is a leading provider of health information solutions that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

Forward-Looking Statements

This press release contains forward-looking statements. The statements related to the Company’s expected business outlook and the Company’s guidance for fiscal year 2004 are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements. Among other things, the Company’s business outlook and the projected results for the remainder of fiscal year 2004 are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control. Some of management’s assumptions that underlie the Company’s forward-looking statements include, among others, assumptions regarding demand for the Company’s products, the cost and timing of product upgrades and new product introductions, gains in market share, industry conditions affecting the Company’s customers, expected pricing levels, expected growth of revenue and net income, the timing and cost of planned capital expenditures, expected outcomes of pending litigation and expected synergies relating to acquisitions, joint ventures and alliances. Additional factors that could cause results to materially differ from current expectations include, but are not limited to, changes in demand for the Company’s services, changes in the U.S. healthcare industry, consolidation within the healthcare industry as well as other factors discussed in NDCHealth’s Annual Report on Form 10-K/A for the fiscal year ended May 30, 2003, filed with the SEC. Forward-looking statements speak only as of the date they are made, and the Company disclaims any obligation to update these statements in light of new information, future events or otherwise. Forward-looking statements are only predictions and are not guarantees of performance.

Contact:

Robert Borchert
VP, Investor Relations
(404) 728-2906
robert.borchert@ndchealth.com

CONSOLIDATED STATEMENTS OF OPERATIONS

NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

	Three Months Ended
	August 29, 2003	August 30, 2002
Revenues:
Information management	$39,488	$36,082
Network services and systems	69,403	64,000

	108,891	100,082

Operating expenses:
Cost of service	55,152	51,801
Sales, general and administrative	23,186	20,153
Depreciation and amortization	9,314	7,609
Restructuring, impairment and other charges	1,499	—

	89,151	79,563

Operating income	19,740	20,519

Other income (expense):
Interest and other income	135	278
Interest and other expense	(7,713)	(3,240)
Minority interest in losses	152	378

	(7,426)	(2,584)

Income before income taxes and equity in losses of affiliated companies:
Information management	3,438	4,757
Network services and systems	10,375	13,178
Other	(1,499)	—

	12,314	17,935

Provision for income taxes	4,617	6,458

Income before equity in losses of affiliated companies	7,697	11,477
Equity in losses of affiliated companies	(343)	(312)

Net income	$7,354	$11,165

Basic earnings per share:	$0.21	$0.32

Shares	34,746	34,474
Diluted earnings per share:	$0.21	$0.32

Shares	35,114	39,196

CONSOLIDATED STATEMENTS OF CASH FLOWS

NDCHealth Corporation and Subsidiaries

(In thousands)

	Three Months Ended
	August 29, 2003	August 30, 2002
Cash flows from operating activities:
Net income	$7,354	$11,165
Adjustments to reconcile net income to cash provided by operating activities:
Equity in losses of affiliated companies	343	312
Non-cash restructuring, impairment and other charges	101	—
Depreciation and amortization	9,314	7,609
Deferred income taxes	4,221	286
Provision for bad debts	1,011	722
Other, net	884	1,191
Changes in assets and liabilities which provided (used) cash, net of the effects of acquisitions:
Accounts receivable, net	(474)	(5,196)
Prepaid expenses and other assets	2,315	(1,728)
Accounts payable and accrued liabilities	2,700	(11,317)
Accrued interest on long term debt	(5,530)	2,625
Deferred revenue	(3,079)	739
Income taxes	459	(395)

Net cash provided by operating activities	19,619	6,013

Cash flows from investing activities:
Capital expenditures	(13,950)	(12,902)
Investing activities and other non-current assets	(4,865)	(5,073)

Net cash used in investing activities	(18,815)	(17,975)

Cash flows from financing activities:
Net principal payments under capital lease arrangements and other long-term debt	(602)	(439)
Net cash from refinancing activities	(154)	—
Net proceeds from stock activities	653	567
Dividends paid	(1,408)	(1,388)

Net cash used in financing activities	(1,511)	(1,260)

Cash flows from discontinued operations:
Cash provided by tax benefits of discontinued operations	—	5,343
Cash used in discontinued operations	(728)	(290)

Net cash (used in) provided by discontinued operations	(728)	5,053

Increase in cash and cash equivalents	(1,435)	(8,169)
Cash and cash equivalents, beginning of period	16,103	13,447

Cash and cash equivalents, end of period	$14,668	$5,278

CONSOLIDATED BALANCE SHEETS

NDCHealth Corporation and Subsidiaries

(In thousands, except share data)

	August 29, 2003	May 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$14,668	$16,103
Accounts receivable	79,081	78,988
Allowance for doubtful accounts	(7,100)	(6,785)

Accounts receivable, net	71,981	72,203

Income tax receivable	745	1,199
Deferred income taxes	17,528	21,663
Prepaid expenses and other current assets	30,791	34,304

Total current assets	135,713	145,472

Property and equipment, net	123,922	116,678
Intangible assets, net	473,422	479,234
Deferred income taxes	5,312	5,018
Debt issuance cost	12,282	12,756
Investments	16,877	15,662
Other	12,338	12,432

Total Assets	$779,866	$787,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,447	$6,558
Current portion of obligations under capital leases	772	1,028
Accounts payable and accrued liabilities	60,683	61,211
Accrued interest	7,751	13,281
Deferred revenue	34,507	38,137

Total current liabilities	110,160	120,215

Long-term debt	321,212	321,262
Obligations under capital leases	372	558
Deferred revenue	9,906	9,461
Other long-term liabilities	30,119	30,225

Total liabilities	471,769	481,721

Commitments and contingencies	—	—

Minority interest in equity of subsidiaries	8,867	9,019

Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, none issued
Common stock, par value $.125 per share; 200,000,000 shares authorized; 35,192,896 and 34,888,753 shares issued, respectively.	4,399	4,361
Capital in excess of par value	221,834	216,156
Retained earnings	85,173	79,228
Deferred compensation and other	(8,639)	(4,301)
Other comprehensive income	(3,537)	1,068

Total stockholders’ equity	299,230	296,512

Total Liabilities and Stockholders’ Equity	$779,866	$787,252

EBITDA Reconciliation

NDCHealth Corporation and Subsidiaries

In light of our significant levels of borrowing and interest expense, we believe that EBITDA is a meaningful measure of our operating performance as it is a key measurement related to our debt covenants. EBITDA is defined in our credit agreement as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash charges, less minority interest in income and losses. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement and may not be comparable to EBITDA reported by other companies. The tables below reconcile EBITDA for the three months ended August 29, 2003 and August 30, 2002 to our results determined under GAAP.

(In thousands)

	Three Months Ended
	August 29, 2003	August 30, 2002
Net income	$7,354	$11,165
Equity in losses of affiliated companies	343	312
Income taxes	4,617	6,458
Interest expense and related costs	8,136	3,071
Depreciation and amortization	9,314	7,609
Amortization of restricted stock	495	765
Other non-cash charges	99	23
Minority interest in losses	(152)	(378)

EBITDA	$30,206	$29,025